April 20, 2001	CONTACTS: Investor Relations–Brenda J. Peters
Phone: 713/759-3954

Media Relations–Kathleen A. Sauve
Phone: 713/759-3635

TEPPCO PARTNERS, L.P. REPORTS FIRST QUARTER RESULTS

HOUSTON - TEPPCO Partners, L.P. (NYSE:TPP) today reported net income for first quarter 2001 of $25.7 million, or $0.55 per unit, compared with net income of $23.9 million, or $0.60 per unit for the quarter ended March 31, 2000.

Per unit net income for the quarter reflects the 3.7 million unit offering made in October 2000, the 2.25 million unit offering made in January 2001, and the increase in allocation of net income to the general partner from the distribution increases in 2000. The weighted-average number of units outstanding for the first quarter was 37.9 million, compared with 32.9 million for the first quarter of 2000. The total number of units outstanding on March 31, 2001, was 38.9 million.

"TEPPCO's traditional upstream and downstream business segments, combined with the acquisitions made in 2000 resulted in the best first quarter net income performance since the inception of the Partnership," said William L. Thacker, chairman and chief executive officer of the general partner of TEPPCO.

Net income of the upstream segment was $4.6 million for first quarter 2001, compared with $2.5 million for first quarter 2000. The increase was due to improved transportation, and gathering and marketing revenues, plus new revenues and earnings contributions from acquisitions. Downstream segment net income of $21.1 million was $0.3 million less than first quarter 2000. Revenues increased marginally, while slightly lower operating and general

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expenses were offset by a reduction of capitalized interest, primarily from the petrochemical pipelines constructed in 2000, increased interest expense and lower interest income.

Upstream gross margin was $19.8 million for first quarter 2001, compared with $9.5 million for the 2000 quarter. The $10.3 million improvement was due to an increase of $6.3 million from transportation of crude oil and natural gas liquids (NGLs), and $4 million from marketing and terminaling activities.

Downstream revenues were $64.1 million for first quarter 2001, compared with $63.8 million in first quarter 2000. Increases in liquefied petroleum gas (LPG) revenues, primarily propane due to colder weather in 2001, were offset by decreases in refined products revenues mostly due to lower demand for motor fuels. Revenue of $2.6 million received from the petrochemical pipelines in 2001 and increased revenue from TEPPCO's Providence terminal of $1 million, was offset by lower product sales of $2 million compared with 2000, and a $1.3 million payment related to the Louis Dreyfus joint venture received in first quarter 2000.

Costs and expenses, including fuel and power, were $40.4 million in the 2001 quarter, compared with $34.3 million in the previous year. The $6.1 million increase was due to a $3.7 million increase in operating, general and administrative expenses from asset acquisitions in 2000, $1.3 million of increased ad valorem taxes as a result of asset additions, and $1.1 million from higher electric power costs due to increased transportation volumes and higher electric rates, driven by increased natural gas prices.

Interest expense - net was $15.9 million in first quarter 2001, compared with $7.4 million in first quarter 2000. The $8.5 million increase was due to net borrowings under bank credit facilities of $327 million to fund asset additions and lower capitalized interest due to completion of the petrochemical pipelines. Proceeds from the issuance of additional limited partnership units in fourth quarter 2000 and first quarter 2001 were used to reduce bank debt.

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Equity in earnings from the 50-percent interest in Seaway Crude Pipeline Company was $5.2 million. Earnings before interest, taxes, depreciation and amortization (EBITDA) from this investment were $6.6 million for first quarter 2001.

Other income - net decreased $0.4 million in the 2001 first quarter compared with the 2000 first quarter as a result of lower interest income earned on cash investments.

TEPPCO will host a conference call related to first quarter 2001 performance at 8:05 a.m. CT on Monday, April 23. Interested parties may listen via the Internet, live or on a replay basis at www.teppco.com.

TEPPCO Partners, L.P. is a publicly traded master limited partnership, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates natural gas liquid pipelines; is engaged in crude oil transportation, storage, gathering and marketing; and owns a 50-percent interest in Seaway Crude Pipeline Company and an undivided ownership interest in the Rancho and Basin Pipelines. Texas Eastern Products Pipeline Company, LLC, an indirect wholly owned subsidiary of Duke Energy Field Services, LLC, is the general partner of TEPPCO Partners, L.P. For more information, visit TEPPCO's website at www.teppco.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P. filings with the Securities and Exchange Commission.

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TEPPCO Partners, L.P.
FINANCIAL HIGHLIGHTS
(Unaudited - In Millions, Except per Unit Amounts)

	Three Months Ended March 31,

	2001	2000

Operation Revenues:
Sales of crude oil and petroleum products	$707.4	$682.8
Transportation - Refined Products	26.2	28.0
Transportation - LPGs	25.0	23.1
Transportation - Crude oil and NGLs	10.9	4.1
Mont Belvieu operations	2.9	4.5
Other	12.8	8.2
Total Operation Revenues	785.2	750.7
Costs and Expenses:
Purchases of crude oil and petroleum products	698.6	677.4
Operation expenses - general and administrative	31.8	26.8
Operating fuel and power	8.6	7.5
Depreciation and amortization	9.9	8.2
Total Costs and Expenses	748.9	719.9
Operating income	36.3	30.8
Interest expense - net	(15.9)	(7.4)
Equity in earnings of Seaway Crude Pipeline Company (1)	5.2	–
Other income - net	0.1	0.5
Net Income	$25.7	$23.9
Net Income Allocation:
Limited Partners Unitholders	$18.6	$17.5
General Partner	4.9	4.0
Class B Unitholder	2.2	2.4
Total Net Income Allocated	$25.7	$23.9
Basic and Diluted Income Per Limited Partner and Class B Unit:	$0.55	$0.60

Weighted Average Number of Limited Partner and Class B Units	37.9	32.9

(1) EBITDA was $6.6 million for the period ended March 31, 2001.

TEPPCP Partners, L.P.
Condensed Statements of Cash Flow (Unaudited) (In Millions)

	Three Months Ended March 31,

	2001	2000

Cash Flows from Operating Activities
Net income	$25.7	$23.9
Depreciation, working capital and other	(3.1)	4.8

Net Cash Provided by Operating Activities	22.6	28.7

Cash Flows from Investing Activities:
Proceeds from cash investments	1.0	–
Proceeds from sale of assets	1.3	–
Purchase of crude oil assets	(20.0)	–
Capital expenditures	(10.9)	(18.0)
Investments in Centennial Pipeline Company	(3.0)	–

Net Cash Used in Investing Activities	(31.6)	(18.0)

Cash Flows from Financing Activities:
Proceeds from term loan and revolving credit facility	8.0	20.0
Payments on revolving credit facility	(41.0)	–
Proceeds from issuance of LP units, net	54.6	–
General Partner contributions	1.1	–
Distributions paid	(24.0)	(18.3)

Net Cash Provided by (Used in) Financing Activities	(1.3)	1.7

Net Increase (Decrease) in Cash and Cash Equivalents	(10.3)	12.4
Cash and Cash Equivalents–beginning of period	27.1	32.6

Cash and Cash Equivalents–end of period	$16.8	$45.0

Supplement Cash Information:
Interest paid during the period (net of capitalized interest)	$26.7	$13.8

	March 31, 2001	December 31, 2000

Assets
Current assets
Cash and cash equivalents	$16.8	$27.1
Short-term investments	2.0	2.0
Other	299.4	334.3

Total current assets	318.2	363.4
Property, plant and equipment - net	969.9	949.7
Investments - Other	2.2	3.2
Equity investments	238.3	241.6
Other assets	67.9	64.9

Total assets	$1,596.5	$1,622.8

Liabilities and Partners' Capital
Current liabilities	$307.0	$358.3
Senior Notes	389.8	389.8
Other long-term debt	413.0	446.0
Other non-current liabilities and minority interest	21.6	8.3
Class B Units	105.5	105.4
Partners' capital
Accumulated other comprehensive income	(12.4)	–
General partner's interest	2.8	1.8
Limited partners' interests	369.2	313.2

Total partners' capital	359.6	315.0

Total liabilities and partners' capital	$1,596.5	$1,622.8

TEPPCO Partners, L.P.
OPERATION DATA
(Unaudited - In Millions, Except Per Barrel Amounts)

	Three Months Ended March 31,

	2001	2000

Downstream Segment:
Barrels Delivered
Refined Products	27.2	29.6
LPGs	11.6	11.7
Mont Belvieu Operations	6.3	7.1
TOTAL	45.1	48.4
Average Tariff Per Barrel
Refined Products	$0.96	$0.95
LPGs	2.15	1.98
Mont Belvieu Operations	0.17	0.16
Average System Tariff Per Barrel	$1.16	$1.08
Upstream Segment (1)
Margins:
Crude oil transportation	$8.1	4.9
Crude oil marketing	3.6	2.2
Crude oil terminaling	2.1	–
NGL transportation	4.9	1.8
LSI	1.1	0.6
Total Margin	$19.8	$9.5
Volumes Total Barrels:
Crude oil transportation	15.7	8.7
Crude oil marketing	29.7	24.5
NGL transportation	4.8	1.2
LSI Volume (Total Gallons):	2.3	2.3

(1) Certain amounts from the prior year have been revised or reclassified to conform to current presentation.